EXHIBIT 99.1

Enerpac Tool Group Announces Darren Kozik Appointed EVP & Chief Financial Officer

MILWAUKEE, Oct. 15, 2024 (GLOBE NEWSWIRE) -- Enerpac Tool Group Corp. (NYSE: EPAC) (“Enerpac” or “the Company”) announced today that Darren M. Kozik is joining the Company as Executive Vice President and Chief Financial Officer effective October 28, 2024. He will report to Paul Sternlieb, President & CEO, and serve as a member of the Company’s executive leadership team. Mr. Kozik will provide leadership over all aspects of the Company’s finance and IT functions globally.

Mr. Kozik joins Enerpac Tool Group from ManpowerGroup, a leading global workforce solutions company. With 25 years of finance experience, he most recently held the position of SVP, Global Corporate Finance, where he led their global financial planning & analysis, mergers & acquisitions, treasury, procurement, and investor relations functions. Prior to ManpowerGroup, Mr. Kozik was the CFO of Mortara Instrument, where he led all aspects of the finance organization and subsequently was the VP & General Manager responsible for the overall business. Earlier in his career, Mr. Kozik worked in roles of increasing scope and global responsibility at General Electric. Mr. Kozik holds a BSBA in Economics from Saint Louis University and an MBA from the Kellogg School of Management at Northwestern University.

Paul Sternlieb, President & CEO, commented, “We are extremely pleased to announce the appointment of Darren Kozik as CFO. He brings a wealth of experience and expertise in all aspects of finance and will be instrumental as we continue to execute Enerpac’s growth strategy.”

Mr. Kozik added, “I’m thrilled to join Enerpac Tool Group, a leader in the industrial tools market and a company with an outstanding track record. The leadership’s clear commitment to growth makes this an especially exciting time to be joining the team."

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools, services, technology, and solutions provider serving a broad and diverse set of customers and end markets for mission-critical applications in more than 100 countries. The Company makes complex, often hazardous jobs possible safely and efficiently. Enerpac Tool Group’s businesses are global leaders in high pressure hydraulic tools, controlled force products, and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Contact:
Travis Williams
Director of Investor Relations
+1.262.293.1912